UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 9, 2022

FORAFRIC GLOBAL PLC

(Exact name of registrant as specified in its charter)

Gibraltar	001-41416	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Unit 5.3, Madison Building, Midtown, Queensway, Gibraltar	GX11 1AA
(Address of principal executive offices)	(Zip Code)

011 350 20072505

Registrant’s telephone number, including area code

Globis Acquisition Corp.

7100 W. Camino Real, Suite 302-48

Boca Raton, FL 33433

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.001 per share	AFRI	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one Ordinary Share at an exercise price of $11.50	AFRIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On June 9, 2022 (the “Closing Date”), Globis Acquisition Corp., a Delaware corporation (“Globis”), consummated the previously announced business combination pursuant to a securities purchase agreement, dated December 19, 2021 (as amended, modified or waived from time to time, the “Business Combination Agreement”) which provides for the Business Combination (as defined below) between Globis and Forafric Agro Holdings Limited, a Gibraltar private company limited by shares (“FAHL”).

In accordance with the Business Combination Agreement, the consummation of the following series of separate transactions took place (collectively, the “Business Combination”): (i) Globis formed a new holding company, Globis NV Merger Corp., a Nevada corporation (“Globis Nevada”), which changed its jurisdiction of incorporation by transferring by way of a redomiciliation and domesticating as a Gibraltar private limited company known as “Forafric Global Limited” (the “Redomiciliation”) and, following the Redomiciliation, altered its authorized and issued share capital and thereafter re-registering as a Gibraltar public company limited by shares and changed its name to “Forafric Global PLC” (referred to herein as “New Forafric”); (ii) New Forafric formed a new wholly-owned subsidiary, Globis NV Merger 2 Corp., a Nevada corporation (“Merger Sub”); (iii) Globis merged with and into Merger Sub, with Merger Sub surviving (the “Merger”); (iv) an agent was appointed to act on behalf of Globis stockholders such that, subject to and immediately following the completion of the Merger, the agent entered into a contribution and subscription agreement with New Forafric (the “Contribution Agreement”) pursuant to which the issued and outstanding shares of common stock of Merger Sub issued pursuant to the Merger will be exchanged (the “Exchange”), on a one-for-one basis, for ordinary shares, nominal value $0.001 per share, of New Forafric (the “Ordinary Shares”); and (v) on June 9, 2022, New Forafric acquired 100% of the equity interests in FAHL from Lighthouse Capital Limited (“Seller”) and FAHL became a direct subsidiary of New Forafric.

In connection with the special meeting of the stockholders of Globis held on June 7, 2022, which was adjourned and was reconvened on June 9, 2022 (the “Special Meeting”) and the Business Combination, holders of 9,612,536 shares of Common Stock, exercised their right to redeem their shares for cash at a redemption price of $10.30 per share, for an aggregate redemption amount of approximately $99 million, which was paid from Globis’ trust account established at the consummation of its initial public offering (the “Trust Account”).

As a result of the Business Combination, (i) Globis stockholders received one Ordinary Share for each issued and outstanding share of Common Stock, par value $0.0001 per share, of Globis (the “ Common Stock”) held prior to the Merger; (ii) the issued and outstanding redeemable warrants that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-250939) of Globis automatically became redeemable warrants to acquire Ordinary Shares at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement, dated December 10, 2020, between Globis and VStock Transfer, LLC (the “Warrant Agreement”), with the Warrant Agreement being assigned and novated by Globis to New Forafric but no other changes made to the terms of any issued and outstanding Public Warrants as a result of the Merger; (iii) each issued and outstanding warrant of Globis issued in a private placement automatically became warrants to acquire Ordinary Shares at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement (no other changes were made to the terms of any issued and outstanding private placement warrants as a result of the Merger); and (iv) each issued and outstanding unit of Globis that had not been previously separated into the underlying Common Stock and underlying warrant upon the request of the holder thereof, were cancelled and entitled the holder thereof to one Ordinary Share and one redeemable warrant to acquire one Ordinary Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement.

Further as a result of the Business Combination, the Seller will be paid the principal sum of $20,000,000 together with interest on the the outstanding amount from the Closing Date up to the date of payment (computed on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days) accrued but unpaid thereon at the fixed per annum rate of 8%. The payment shall be made on the first anniversary of the the closing of the Business Combination. If any amount of principal and/or interest thereon is unpaid after such due date, Globis shall pay the Seller additional interest on the outstanding amount at the per annum rate of 12% (or at such lower rate as shall be the highest rate permitted under applicable usury laws).

As of the opening of trading on June 10, Ordinary Shares of New Forafric and warrants redeemable into Ordinary Shares, began trading on the Nasdaq Stock Market (“Nasdaq”) as “AFRI” and “AFRIW”, respectively.

A description of the Business Combination and the terms of the Business Combination Agreement are included in the proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2022 in the section entitled “Proposal 3: The Business Combination Proposal” beginning on page 82 of the proxy statement/ prospectus incorporated herein by reference.

As previously disclosed, on December 31, 2021, Globis entered into a Subscription Agreement (the “PIPE Subscription Agreement”) with an accredited investor (the “PIPE Investor”), pursuant to which the PIPE Investor purchased Ordinary Share of New Forafric in a private placement following the Redomiciliation, Merger, and Exchange and prior to the closing of the Business Combination. Pursuant to the PIPE Subscription Agreement, the PIPE Investor purchased, at a purchase price of $10.50 per share, a number of Ordinary Shares (the “PIPE Shares”) that was equal to lesser of (i) 4.99% of all issued and outstanding ordinary shares, after taking into account the completion of the Business Combination and all ordinary shares issued pursuant to the FAHL Bonds (defined below) and other related subscription agreements, if any, and (ii) 1,904,761 ordinary shares (the “PIPE Investment”). The closing of the PIPE Investment was contingent upon, among other things, the substantially concurrent consummation of the Business Combination. On June 9, 2022, substantially concurrently with the Closing, the sale of the PIPE Shares was consummated, pursuant to which the PIPE Investor purchased an aggregate of 1,320,195 Ordinary Shares of New Forafric for total gross proceeds to New Forafric of approximately $13.9 million.

A description of the PIPE Subscription Agreement is included in the proxy statement/prospectus beginning on page 128 of the proxy statement/prospectus.

As previously disclosed, in connection with the Business Combination, between December 31, 2021 and January 3, 2022, investors (each a “Bond Investor”) subscribed for convertible bonds of FAHL, as issuer, in an aggregate principal amount of $11.5 million (the “FAHL Bonds”) in a private placement, issued pursuant to a Bond Subscription Deed (the “Bond Subscription Deed”), among FAHL, the Seller and the Bond Investors. Unless earlier converted or redeemed in accordance with the terms of the FAHL Bonds, the FAHL Bonds were to mature and be redeemed on June 15, 2026. Interest accrued on the FAHL Bonds at a rate of 6% per annum and the Bond Investors were entitled to certain customary information rights. Pursuant to the current terms of the FAHL Bonds, upon consummation of the Business Combination, the FAHL Bonds were novated to New Forafric and automatically convert into 1,248,426 Ordinary Shares of New Forafric (the “Bond Shares”) at a price per share of $9.45, which was a 10% discount to the PIPE Investment. The number of Ordinary Shares was equal to the quotient that results from dividing the aggregate principal amount of the respective FAHL Bond plus accrued but unpaid interest thereon by $9.45, subject to certain adjustments. The Bond Investors include affiliates Up and Up Capital, LLC and Globis SPAC LLC, the sponsors of Globis, who subscribed for an aggregate principal amount of $9 million of the FAHL Bonds, which converted into 977,659 Ordinary Shares of New Forafric.

As previously disclosed, certain parties affiliated with FAHL held outstanding loans issued to FAHL (the “FAHL Related Party Loans”), which, in the aggregate, equaled approximately $15.1 million as of the Closing of the Business Combination. The FAHL Related Party Loans were interest-free loans with no maturity date. Upon consummation of the Business Combination, all FAHL Related Party Loans were paid off or novated to New Forafric and converted into 1,445,164 Ordinary Shares of New Forafric at a price of $10.50 per share (the “Loan Shares”).

As used hereafter in this Current Report on Form 8-K, unless otherwise stated or the context indicates otherwise, the terms the “Company,” “Registrant,” “we,” “us” and “our” refer to New Forafric, after giving effect to the Business Combination.

Item 1.01. Entry into a Material Definitive Agreement.

Forafric Maroc, a whollyowned subsidiary of FAHL, has entered into a Framework Agreement dated December 22, 2021 with ALAPALA Foreign Trade LLC. (ALAPALA), in for the extension of 3 existing mills and the construction of 3 new mills. This program will create a daily wheat and durum processing capacity of 2.370 metric tons within the next 30 months. Forafric Maroc’s present crushing capacity is 2.420 metric tons per day.

Item 1.02. Termination of a Material Definitive Agreement

On June 9, 2022, in connection with the Business Combination, the FAHL Related Party Loans were repaid at the Closing of the Business Combination. Pursuant to the terms of the FAHL Related Party Loans, $15.1 million of the such loans was converted into 1,445,164 Ordinary Shares of New Forafric at a price of $10.50 per share at the option of the lender, the FAHL Related Party Loans were cancelled and terminated thereafter.

Item 2.01. Completion of Acquisition or Disposition of Assets

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01.

At the Special Meeting, Globis’ stockholders approved the Business Combination. On June 9, 2022, the parties to the Business Combination Agreement completed the Business Combination. Immediately after giving effect to the completion of the Business Combination (including the redemption of 9,612,536 shares of Common Stock), and the issuance of the PIPE Shares, the Bond Shares and the Loan Shares, New Forafric had the following outstanding securities:

●	approximately 26,456,844 Ordinary Shares;

●	approximately 15,789,722 warrants, each exercisable for one Ordinary Share at a price of $11.50 per share.

The material terms and conditions of the Merger Agreement are described in the section “Proposal 3: The Business Combination Proposal” beginning on page 82 of the proxy statement/prospectus, which are incorporated herein by reference.

FORM 10 INFORMATION

Item 2.01(f) of this Current Report on Form 8-K states that if the predecessor registrant was a shell company, as Globis was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, New Forafric, as the successor registrant to Globis, is providing the information below that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

Certain statements included in this Current Report on Form 8-K that are not historical facts are forward-looking statements within the meaning of the federal securities laws, including safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “continue,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “predict,” “plan,” “may,” “should,” “will,” “would,” “potential,” “seem,” “seek,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. These statements are based on various assumptions, whether or not identified in this Current Report on Form 8-K. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of New Forafric. Many factors could cause actual future events to differ from the forward-looking statements in this Current Report on Form 8-K, including but not limited to: (i) risks that the Business Combination disrupts current plans and operations of New Forafric and potential difficulties in Company employee retention as a result of the Business Combination, (ii) the outcome of any legal proceedings that may be instituted against New Forafric related to the Business Combination Agreement or the Business Combination, (iii) the ability to maintain the listing of New Forafric stock on Nasdaq, (iv) volatility in the price of New Forafric’s securities, (v) changes in competitive and regulated industries in which New Forafric operates, variations in operating performance across competitors, changes in laws and regulations affecting New Forafric’s business and changes in the combined capital structure, (vi) the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities, (vii) the potential inability of New Forafric to increase its manufacturing capacity or to achieve efficiencies regarding its manufacturing process or other costs, (viii) the enforceability of New Forafric’s intellectual property, including its trademarks and the potential infringement on the intellectual property rights of others, (ix) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which New Forafric operates, and (x) costs related to the Business Combination and the failure to realize anticipated benefits of the Business Combination or to realize estimated pro forma results and underlying assumptions. These risks and uncertainties may be amplified by the COVID-19 pandemic and the war between Russia and Ukraine, which has caused significant economic uncertainty in general, and on the international wheat market in particular. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of New Forafric’s the registration statement on Form S-4 and other documents filed by New Forafric from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and New Forafric assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. New Forafric does not give any assurance that it will achieve its expectations.

Business and Properties

The business and properties of Globis and FAHL prior to the Business Combination are described in the proxy statement/prospectus in the sections entitled “Information About Globis” beginning on page 138 and “Information About FAHL” beginning on page 164 of the proxy statement/prospectus, which are incorporated herein by reference.

The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.

Risk Factors

The risks associated with New Forafric’s business are described in the proxy statement/prospectus in the section entitled “Risk Factors” beginning on page 49 of the proxy statement/prospectus, which is incorporated herein by reference.

Unaudited Condensed Consolidated Financial Statements

The unaudited condensed consolidated financial statements of Forafric Agro Holdings Limited as of March 31, 2022 and for the three months ended March 31, 2022 and 2021 are set forth in Exhibit 99.1 hereto.

These unaudited condensed consolidated financial statements should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 and the unaudited pro forma condensed combined statements of comprehensive loss for the three months ended March 31, 2022 and the year ended December 31, 2021 are set forth in Exhibit 99.2 hereto.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Unless otherwise indicated or the context otherwise requires, references in this section to “FAHL,” “we,” “us,” “our” and other similar terms refer to FAHL and its subsidiaries prior to the Business Combination and to New Forafric and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of FAHL as of and for the periods presented below. The following discussion and analysis should be read in conjunction with the Management’s Discussion and Analysis of Financial Condition and Results of Operations of FAHL in the proxy statement/prospectus beginning on page 175, our consolidated financial statements and the related notes thereto set forth in Exhibit 99.1 hereto and our unaudited consolidated financial statements and related notes and other information set forth in Exhibit 99.2 hereto. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and in the proxy statement/prospectus, particularly in the sections entitled “Risk Factors” beginning on page 49 of the proxy statement/prospectus, which is incorporated herein by reference. and “Cautionary Note Regarding Forward-Looking Statements” on page 8 of the proxy statement/prospectus, which is incorporated herein by reference. Additionally, FAHL’s historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Key Factors Affecting Our Performance

The key factors affecting the performance of our business are described below:

Cost of Raw material. The cost of wheat is almost 90% of total cost in our business. Fluctuation on the price of the wheat has a direct impact on our performance. The cost of wheat depends on weather, supply and demand and strategies of main international producers. The cost of raw material depends also on freight cost and currency exchange rate fluctuations.

Industrial cost. The crushing cost is the second main factor affecting our performance. This cost includes equipment, labor and interest over financing. To perform on our business, we have to maintain this cost below 30 USD per ton produced. To achieve this performance, we have to monitor energy, equipment usage, logistics, human resources and financial cost.

Average selling price. The average selling price is based on the two components:

●	Price of flour/Semolina
●	Price of Bran

Bran is between 20% to 25% of the production of finished products. We have no impact on the price of the bran.

On the price of finished product, we can have a limited impact due to high concurrency on the market.

Impact of COVID-19

We believe that COVID-19 did not have any material impact on our sales. We believe that this is because we produce a staple food product, the demand for which was not materially affected by the pandemic. During the first three months of 2022, we experienced increases in raw material, freight and shipping costs, which may be attributable to general increases in shipping and logistics costs during the pandemic as a result of higher global demand for wheat and inflationary pressures; however, due to our ability to increase sale prices and the subsidies provided by the Government of Morocco, these increases in our costs of goods did not have a material adverse impact on our business.

The COVID-19 pandemic could impact our supply chain for products we sell, particularly as a result of mandatory shutdowns in locations where our products are manufactured or held for distribution. We could also see significant disruptions of the operations of our logistics, service providers, delays in shipments and negative impacts to pricing of certain of our products. To date, we have not experienced any significant disruptions of the operations of our logistics, service providers, or delays in shipments, and based on current trends, we do not anticipate supply chain disruptions through the end of 2022.

At this time, we do not foresee supply chain disruptions having a material adverse affect on our business goals, results of operations or capital resources.

The War in Ukraine

On February 24, 2022, Russia launched an invasion in Ukraine. The invasion may severely disrupt or depress wheat harvests in Ukraine and Ukraine’s ability to export wheat. In addition, as a consequence of the Russian invasion of Ukraine, the United States, the European Union and other countries have imposed sanctions against and penalties for doing business in Russia and with certain Russian-owned businesses. These sanctions may limit Russia’s ability to export wheat. Because Ukraine accounts for approximately 10% of the world’s wheat exports and Russa accounts for approximately 16% of the world’s wheat exports, the continuation of the war between Ukraine and Russia could lead to a material reduction in the availability of wheat on the international market which could in turn affect our ability to obtain raw materials or result in substantial increases in prices of raw materials, which could have a material adverse effect upon our business.

FAHL has not purchased, and has no contracts to purchase raw materials from either Ukraine or Russia in 2022. FAHL has also in recent years diversified its sources of supply, and purchases most of its raw materials from European countries, as well as Argentina and Brazil. New Forafric believes that as a result, it will have adequate sources of supply of raw materials for the 2022 calendar year. Although wheat prices have continued to rise since the beginning of 2022, New Forafric has not determined at this time that there is a clear trend that prices will continue to increase at the same pace for the remainder of 2022. Further, New Forafric its sales margins in Morocco. Further, because its products are staple food products, New Forafric believes it will be able to increase prices in other markets to offset currently anticipated changes in raw material and logistic costs in 2022.

Because New Forafric does not currently have any business operations in Russia and is not purchasing raw materials from suppliers in Russia in 2022, the sanctions regime imposed upon Russia does not currently directly impact New Forafric’s business.

Key Components of Results of Operations

Net sales, cost of goods sold and gross profit figures are calculated with the following method:

Net sales: Total consolidated sales;

Cost of goods sold: includes cost of raw materials, cost of freight, cost of foreign exchange and cost of improvements used in the production; and

Gross profit: the difference between net sales and cost of goods sold.

The key components of our results of operation are:

Price of raw materials, which is affected by many factors, including global and regional supply, which in turn is impacted by factors such as weather conditions, local planting decisions, crop failure, reduced harvests, governmental policies (including both tariffs and subsidies), and other agricultural conditions, as well as local, regional, and international demand. The price of raw materials increased during the first three months of 2022 over the same period for 2021.

Cost of freight, which is impacted by shipping availability, international demand, labor shortages, strikes, regional conflicts, inadequate or obsolete port infrastructure and other factors.

Foreign exchange rates, which are continually fluctuating due to the relative economic strengths or governmental policies of different countries.

Human resources productivity, which may be impacted by the training and skills of the available workforce, the nature of tools and facilities in place, financial incentives and other factors over which we do not have any control.

Power consumption and costs, which may be affected by governmental policies, including green energy initiatives and the age and efficiency of existing and newly acquired facilities.

Our Results of Operations depends primarily on the cost of raw materials and on our industrial cost.

In our business, most raw materials are imported from Europe, South America, Black Sea and Canada (for durum). In Morocco, there is production of wheat but the quality is generally not high enough for industrial usage. The variation of the cost of raw materials has a huge impact on our business and can explain the changes in the result of operation form period to period.

Industrial cost is the second main component of our result of operation. The industrial cost includes human resources, cost of equipment, maintenance, power consumption and financial cost as main components. We launched a huge restructuring plan in 2018 to reduce our industrial cost with success. We successfully reduced the industrial cost by 40% over the last three years.

Results of Operations

Three Months Ended March 31, 2022 Compared to Three Months Ended March 31, 2021

The following table presents our condensed unaudited interim consolidated results of operations for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
In thousands of USD	2022	2021	$ Change

Revenues	$89,071	$60,622	$28,449
Cost of sales	79,562	49,741	29,821
Gross profit	9,509	10,881	(1,372)
Operating expenses:
Selling, general and administrative expenses	8,900	6,003	2,897
Total operating expenses	8,900	6,003	2,897
Operating income	609	4,878	(4,269)
Other expense (income):
Interest income	-	(220)	220
Interest expense	2,580	1,593	987
Foreign Exchange loss	538	500	38
Total other expense	3,118	1,873	1,245
(Loss) Income before income taxes	(2,509)	3,005	(5,514)
Income tax expense	970	610	360
Net (loss) income	(3,479)	2,395	(5,874)

Net sales increased 46.9% to $89.1 million for the three-month period ended March 31, 2022 compared to $60.6 million for the same period in 2021, due to increased sales primarily in our market share in Morocco.

Cost of goods sold increased 60.0% to $79.6 million for the three-month period ended March 31, 2022 compared to $49.7 million for the same period in 2021 as a result of higher volume of commodity acquired and an increase in the average global price of wheat in 2022 compared to 2021.

Gross profit decreased 12.6% to $9.5 million for the three-month period ended March 31, 2022 compared to $10.9 million for the same period in 2021, primarily driven by an increase in the cost of raw materials, freight changes, and changes in the foreign currency markets.

SG&A expenses were $8.9 million for the three-month period ended March 31, 2022 compared to $6.0 million for the same period in 2021, an increase of 48.3%. SG&A expenses increased for the three-months ended March 31, 2022 as a result of an increase in personnel costs and merger transaction related expenditures.

Other income (expenses) – Other expenses increased to $3.1 million for the three-month period ended March 31, 2022 compared to $1.9 million for the same period in 2021, with the increase in expenses attributable the increase in interest expense when compared period over period due to the increase in debt on hand as of March 31, 2022 when compared to March 31, 2021.

Segments

The following table presents revenue and operating income by segment for the three months ended March 31, 2022 and 2021:

	Three Months Ended
	March 31,
	2022	2021
In thousands of USD
Sales to external customers:
Soft Wheat	$62,579	$40,191
Durum Wheat	16,415	12,540
Couscous & Pasta	10,077	7,891
Total	$89,071	$60,622
Direct operating income (loss):
Soft Wheat	1,641	2,917
Durum Wheat	(260)	895
Couscous & Pasta	(772)	1,066
Operating income	$609	$4,878

Net sales of soft wheat products increased 55.7% to $62.6 million for the three-month period ended March 31, 2022 compared to $40.2 million for the same period in 2021, due to an increased sales performance and an increase in selling prices primarily in our market share in Morocco.

Net sales of durum wheat products increased 30.9% to $16.4 million for the three-month period ended March 31, 2022 compared to $12.5 million for the same period in 2021, due to an increased sales performance and an increase in selling prices primarily in our market share in Morocco.

Net sales of couscous and pasta products increased 27.7% to $10.1 million for the three-month period ended March 31, 2022 compared to $7.9 million for the same period in 2021, due to an increased sales performance and an increase in selling prices primarily in our market share in Morocco.

Liquidity and Capital Resources

Working Capital and Working Capital Facilities. Working capital deficits were $78.2 million and $85.3 million at March 31, 2022 and December 31, 2021, respectively.

FAHL had available to it revolving working capital credit lines in the amount of $60.0 million and $80.0 million as of March 31, 2022 and December 31, 2021, respectively. As of March 31, 2022, FAHL had borrowed $59.5 million and had unused availability of $0.5 million under such credit lines. As of December 31, 2021, FAHL had borrowed $79.5 million and had unused availability of $0.5 million under such credit lines. FAHL has also entered into credit agreements for asset-based credit facilities in order to fund wheat raw material purchases (“Wheat Credit Facilities”). The Wheat Credit Facilities provide the ability to borrow funds under consolidated lines of credit of up to approximately $105.0 million as of March 31, 2022 and $100.0 million as of December 31, 2021. The Wheat Credit Facilities are secured by inventory. The Wheat Credit Facilities must be renewed on a semi-annual basis. As of March 31, 2022, FAHL had borrowed $81.3 million under the Wheat Credit Facilities, with unused availability of approximately $23.7 million. As of December 31, 2021, FAHL had borrowed $70.4 million under the Wheat Credit Facilities, with unused availability of approximately $29.6 million.

Pursuant to the Business Combination Agreement, all FAHL Related Party Loans will be converted into Ordinary Shares upon consummation of the Business Combination. Pursuant to the Business Combination Agreement, all FAHL Related Party Loans will be converted into Ordinary Shares upon consummation of the Business Combination. As of March 31, 2022, FAHL has, in addition to its obligations under the working capital credit lines and the Wheat Credit Facilities, $6.4 million in lease obligations. FAHL believes it has sufficient capital available to it to fulfill such obligations.

Cash and Cash Equivalents - Cash and cash equivalents were $21.1 million and $14.4 million at March 31, 2022 and December 31, 2021, respectively. Cash balances are managed in accordance with our investment policy, the objectives of which are to preserve the principal value of our cash assets, maintain a high degree of liquidity and deliver competitive returns subject to prevailing market conditions.

Trade accounts receivable, net - Trade accounts receivable, net were $38.9 million and $32.3 million at March 31, 2022 and December 31, 2021, respectively.

Inventories - Inventories were $24.2 million and $37.6 million at March 31, 2022 and December 31, 2021, respectively.

COMMITMENTS AND CONTINGENCIES

The Company has commitments with banks to finance its operating activities. FAHL has provided collateral and mortgages to banks of $25,464, as of March 31, 2022. From time to time FAHL has been involved in litigation incidental to the conduct of its business. These matters may relate to employment and labor claims, patent and intellectual property claims, claims of alleged non-compliance with contract provisions and claims related to alleged violations of laws and regulations. When applicable, FAHL has recorded accruals for contingencies when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. Defense costs are expensed as incurred and are included in professional fees. While the outcome of lawsuits and other proceedings against FAHL cannot be predicted with certainty, in the opinion of management, individually or in the aggregate, no such lawsuits and other proceedings had or are expected to have a material effect on the consolidated financial statements in 2022 and 2021. As of the three months ended March 31, 2022, there were no lawsuits or other proceedings commenced against FAHL, that in the opinion of management, individually or in the aggregate, had or are expected to have a material effect on the unconsolidated financial statements of FAHL as of such date, and, no such lawsuits and other proceedings had or are expected to have a material effect on such unconsolidated financial statements.

Critical Accounting Policies and Estimates

Our accounting policies are more fully described in Note 2- Summary of Significant Accounting Policies to our consolidated financial statements included as part of this S-4 Registration Statement. As disclosed in Note 2, the preparation of financial statements in conformity with GAAP requires management to make substantial judgment or estimation in their application that may significantly affect reported amounts in the financial statements and accompanying notes. Actual results could differ significantly from those estimates. We believe the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Revenue Recognition – FAHL follows a policy of recognizing revenue at a single point in time when it satisfies its performance obligation by transferring control over a product or service to a customer. The majority of FAHL’s contracts with customers have one performance obligation and a contract duration of one year or less. FAHL applies the practical expedient in Accounting Standards Codification (“ASC”) paragraph 606-10-50-14 of ASC Topic 606, Revenue from Contracts with Customers and does not disclose information about remaining performance obligations that have original expected durations of one year or less. Trade discounts or volume rebates are recognized as a deduction in revenue. No payment terms beyond one year are granted at contract inception.

Revenue related to the sale of goods and equipment is measured based on consideration specified in a contract with a customer. FAHL recognizes revenue from these contracts at a point in time when it satisfies a performance obligation by transferring control of a product to a customer, generally when legal title and risks and rewards transfer to the customer. Sales terms typically provide for transfer of title at the time and point of delivery and acceptance of the product being sold.

Amounts received from customers prior to revenue recognition on a contract are recorded as contract liabilities on the consolidated balance sheets.

Shipping and Handling Costs – Shipping and handling costs related to contracts with customers for the sale of goods are accounted for as a fulfillment activity and are included in cost of sales. Accordingly, amounts billed to customers for such costs are included as a component of revenues.

Taxes Collected from Customers and Remitted to Governmental Authorities – FAHL does not include taxes assessed by governmental authorities that are (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers, in the measurement of transactions prices or as a component of revenues and cost of sales.

Accounts Receivable and Allowances for Credit Losses – We provide credit terms to customers in-line with industry standards, perform ongoing credit evaluations of our customers, and maintain allowances for potential credit losses based on historical experience recorded. We analyze the aging of customer accounts, customer concentrations, customer creditworthiness, current economic trends and changes in our customer payment patterns when evaluating the adequacy of the allowance for credit losses. Customer balances are written off after all collection efforts are exhausted. Estimated product returns, which have not been material, are deducted from sales at the time of shipment.

Other Receivables – Other receivables include government subsidies for the production and sale of flour. The Moroccan government provides a fixed subsidy based on production and customer. Subsidies are paid by the Moroccan government twice a year based on sales of flour for the previous six months. The Company records the flour subsidies as a credit against the related costs that the subsidies were intended to offset in the same periods that the costs were incurred within the consolidated statement of operations.

Income Taxes – The provision for income taxes includes income taxes currently payable in Morocco and local jurisdictions, and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using enacted tax rates. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period. We account for uncertain tax positions using a “more-likely-than-not” threshold. A tax benefit from an uncertain tax position is recognized if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position, or the statute of limitations concerning such issues lapses.

Foreign Currency Translation and Transactions FAHL’s functional currency is the Moroccan dirham, and its presentation currency is the United States Dollar (“USD”). The functional currency is translated into U.S. dollars for balance sheet accounts using currency exchange rates in effect as of the balance sheet date, and for revenue and expense accounts using a weighted-average exchange rate during the fiscal year. The transactions in foreign currency (that is a different currency than the functional currency of the entity) are converted at the exchange rate prevailing to the date of the transaction. The assets and liabilities denominated in foreign currencies are evaluated in the current period on the date of the closing or at the opening rate, when applicable. The translation adjustments are deferred as a separate component of equity in Accumulated other comprehensive income. Gains or losses resulting from transactions denominated in foreign currencies and intercompany debt that is not of a long-term investment nature are included in (Gain) loss on foreign currency exchange in the consolidated statements of operations and comprehensive income (loss).

Inventories - Inventories are stated at the lower of cost or net realizable value. FAHL’s inventory is valued using the weighted average cost method. The costs of finished goods inventories include raw materials, labor, and overhead costs.

Property, Plant, and Equipment - Property, plant, and equipment are stated at acquisition cost, plus capitalized interest on borrowings during the actual construction period of major capital projects. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets as follows:

Assets	Useful Lives
Buildings	39 years

Machinery and equipment (technical installations)	30-50 years

Other assets	5-30 years

Building improvements are depreciated over the shorter of the estimated useful life of the assets or the remaining useful life. Leasehold improvements are amortized over the shorter of their useful life or remaining lease term. Expenditures for repairs and maintenance, which do not improve or extend the life of the assets, are expensed as incurred.

We perform impairment tests when circumstances indicate that the carrying value of an asset may not be recoverable. Indicators of impairment include deteriorations in operating cash flows, the anticipated sale or disposal of an asset group, and other significant changes in business conditions. Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. FAHL’s assessment of recoverability of property, plant and equipment is performed on a reporting unit level. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of such asset to its estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of such asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value, less estimated costs to sell.

Goodwill and Other Intangible Assets - Identifiable intangible assets with finite lives are amortized over their estimated useful lives as follows:

Assets	Useful Lives
Trademarks	Indefinite

Customer relationships	20 years

Patents and licenses	5-10 years

Computer software	5-10 years

Other intangible assets	3-10 years

Recognized intangible assets, exclusive of goodwill, are amortized over the useful lives of the assets unless that life is determined to be indefinite. All of our intangible assets, exclusive of goodwill, are finite lived. All amortization expense related to intangible assets is recorded in selling, general, and administrative expense in the consolidated statements of operations. Intangible assets with finite lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of the undiscounted cash flows indicates impairment, the asset is written down to its estimated fair value, which is generally based on discounted future cash flows.

Goodwill is evaluated annually in the fourth quarter or more frequently, if events or changes in circumstances require an interim assessment. We assess goodwill for impairment (as of December 31) at the reporting unit level using income and market approaches, employing significant assumptions regarding growth, discount rates, and profitability at each reporting unit. Our estimates under the income approach are determined based on a discounted cash flow model. The market approach uses a market multiple methodologies employing earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and applies a range of multiples to those amounts in determining the indicated fair value. In determining the multiples used in this approach, we obtain the multiples for selected peer companies using the most recent publicly available information. In determining the indicated fair value of each reporting unit, FAHL concludes based on the income approach, and uses the market approach to corroborate, as FAHL believes the income approach is the most reliable indicator of the fair value of the reporting units. The resulting value is then compared to the carrying value of each reporting unit to determine if impairment is necessary.

Recent Accounting Pronouncements

Adopted

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): Disclosure by Business Entities about Government Assistance, which improves the transparency of government assistance received by most business entities by requiring the disclosure of: (1) the types of government assistance received; (2) the accounting for such assistance; and (3) the effect of the assistance on a business entity’s financial statements. This guidance is effective for the Company’s interim and annual reporting periods beginning after December 15, 2021. Adoption of the guidance had no impact on FAHL’s results of operations, balance sheet, or cash flows.

Not Yet Adopted

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers. This guidance will be effective for the Company’s interim and annual reporting periods beginning after December 15, 2022. FAHL is currently evaluating the impact of the new guidance on its consolidated financial statements.

In March 2021, the FASB issued ASU 2021-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying GAAP to transactions affected by reference rate reform if certain criteria are met. These transactions include contract modifications, hedging relationships, and the sale or transfer of debt securities classified as held-to-maturity. Entities may apply the ASU from March 12, 2021 through December 31, 2022. FAHL is currently evaluating the impact of this new ASU on its consolidated financial statements and related disclosures and expects no material impact.

Directors and Executive Officers

Information with respect to New Forafric’s directors and executive officers after the Closing is set forth in the proxy statement/prospectus in the sections entitled “Management of New Forafric Following the Business Combination” beginning on page 189 which is incorporated herein by reference.

Directors

As previously disclosed, at the Special Meeting, on June 7, 2022, Saad Bendidi, Julien Benitah, Franco Cassar, James Lasry, Paul Packer, Ira Greenstein, and Rachel Bitan were elected to serve as directors of the Company for a term expiring at New Forafric’s 2025 annual general meeting or the earlier termination of his or her term of office. Biographical information for these individuals is set forth in the proxy statement/prospectus in the section entitled “Management of New Forafric Following the Business Combination” beginning on page 189 of the proxy statement/prospectus, which is incorporated herein by reference. Claude Benitah and Michael A. Ferguson resigned as directors of Globis effective on June 9, 2022.

Independence of Directors

The board of directors has determined that Franco Cassar, Ira Greenstein, and Rachel Bitan qualify as independent directors, as defined under the listing rules of Nasdaq (the “Nasdaq listing rules”), and that the board of directors consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements.

Committees of the Board of Directors

The standing committees of the board of directors consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating Committee”). Each of the committees reports to the board of directors.

Effective as of June 9, 2022, the board of directors appointed Franco Cassar, Ira Greenstein and Rachel Bitan to serve on the Audit Committee, with Franco Cassar serving as chair of the Audit Committee. The board of directors appointed Franco Cassar, Ira Greenstein and Rachal Bitan to serve on the Compensation Committee, with Rachel Bitan serving as chair of the Compensation Committee. The board of directors appointed Franco Cassar, Ira Greenstein and Rachel Bitan to serve on the Nominating Committee, with Ira Greenstein serving as chair of the Nominating Committee.

Executive Officers

In connection with the Business Combination, the board of directors appointed Mustapha Jamaleddine to serve as Chief Executive Officer, Julien Benitah to serve as Chief Financial Officer, Mustapha Ghazali to serve as Chief Technology Officer, Saad Bendidito serve as Chairman, and Oury Marciano to serve as Vice President Business Development, respectively, effective as of June 9, 2022. Biographical information for the new executive officers are set forth in the proxy statement/prospectus in the section entitled “Management of New Forafric Following the Business Combination” beginning on page 189 of the proxy statement/prospectus, which is incorporated herein by reference.

Executive Officer and Director Compensation

The historical compensation for New Forafric’s directors and named executive officers is described in the proxy statement/prospectus in the section entitled “Executive Compensation of FAHL” beginning on page 185 of the proxy statement/prospectus, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to New Forafric regarding the beneficial ownership of the Company’s ordinary share immediately following the Closing, by:

●	each person who is known by New Forafric to be the beneficial owner of more than five percent (5%) of the outstanding ordinary share;
●	each current named executive officer and director of New Forafric; and
●	all current executive officers and directors of New Forafric, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

The beneficial ownership percentages set forth in the table below are based on 26,456,844 Ordinary Shares issued and outstanding as of immediately following the Closing.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock. Unless otherwise noted, the business address of each of the following entities or individuals is Forafric Global PLC, Unit 5.3, Madison Building, Midtown, Queensway, Gibraltar, GX11 1AA.

Name of Beneficial Owners	Number of Ordinary Share Beneficially Owned		Percentage of Outstanding Ordinary Share
5% Stockholders:
Lighthouse Settlement (1)	17,700,483		66.9%

Named Executive Officers and Directors:
Saad Bendidi	-		*
Mustapha Jamaleddine	-		*
Julien Benitah	-		*
Paul Packer	3,590,494	(2)	13.5%
Franco Cassar	-		*
James Lasry	-		*
Ira Greenstein	-		*
Rachel Bitan	-		*
All directors and executive officers as a group (10 individuals)	3,590,494		13.5%

(1) Consists of 17,068,869 shares owned by Lighthouse Capital Limited and 631,614 shares owned by Lighthouse Settlement. Lighthouse Settlement is the sole shareholder of Lighthouse Capital Limited. Lighthouse Settlement is a discretionary trust of which Yariv Elbaz and his family are the named potential beneficiaries. Lighthouse Corporation PTC, as trustee of Lighthouse Settlement, may be deemed to be the beneficial owner of the securities held by Lighthouse Settlement as trustee. Lighthouse Corporation PTC Limited is controlled by its three directors, Michael Elbaz, Joseph Levy Cazes and Moses Nahon Cohen. Lighthouse Corporation PTC Limited, Michael Elbaz, Joseph Levy Cazes and Moses Nahon Cohen each disclaim beneficial ownership over these securities except to the extent of their respective pecuniary interest therein.

(2) Consists of 2,830,000 shares owned by Globis SPAC LLC and 760,494 shares owned by Globis Capital Partners, LP. Excludes 3,628,889 shares underlying Private Placement Warrants held by Globis SPAC LLC that are subject to a 9.9% beneficial ownership limitation pursuant to the terms of such warrants. Such warrants may not be exercised to the extent that the holder or any of its affiliates would beneficially own in excess of 9.9% of the number of shares outstanding (as calculated in accordance with Section 13(d) of the Exchange Act). Mr. Packer may be deemed to control and have voting and investment power over these securities. Mr. Packer disclaims beneficial ownership over these securities except to the extent of his pecuniary interest therein. The business address of Mr. Packer, Globis SPAC LLC and Globis Capital Partners, LP is 7100 W. Camino Real, Suite 302-48, Boca Raton, FL, 33433.

Certain Relationships and Related Transactions

The certain relationships and related party transactions of New Forafric are described in the proxy statement/prospectus in the section entitled “Certain Relationships and Related Person Transactions” beginning on page 194 of the proxy statement/prospectus, which is incorporated herein by reference.

Legal Proceedings

Information about legal proceedings is set forth in the proxy statement/prospectus in the section entitled “Information About FAHL—Legal Proceedings” on page 173 of the proxy statement/prospectus, which is incorporated herein by reference

Description of Registrant’s Securities to be Registered

A description of New Forafric’s securities is included in the proxy statement/prospectus in the section entitled “Description of New Forafric’s Securities” beginning on page 156 of the proxy statement/prospectus, which is incorporated herein by reference.

Indemnification of Directors and Officers

In connection with the Business Combination, New Forafric entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and expense advancement.

Information about indemnification of the New Forafric’s directors and officers is set forth in the proxy statement/prospectus in the section entitled “Certain Relationships and Related Person Transactions—Indemnification of Officers and Directors” beginning on page 196 of the proxy statement/prospectus, which is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Prior to the Merger, each issued and outstanding Unit of Globis separated into their component parts of one share of Common Stock and one redeemable warrant to acquire one share of Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions of the Warrant Agreement, and the Units of Globis ceased trading on Nasdaq.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 3.02.

The securities issued in connection with the PIPE Subscription Agreement, the Bond Subscription Deed and the FAHL Related Party Loans have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 3.03 Material Modification to Rights of Security Holders

At the Special Meeting, the Globis stockholders considered and approved, among other things, Proposal 6: the Charter Proposal and Proposal 7: the Organizational Documents Proposals, which are described in greater detail in the proxy statement/prospectus beginning on pages 119 and 120, respectively, in the proxy statement/prospectus.

At the Special Meeting, Globis’ stockholders accepted the change in holding the authorized capital stock of Globis from (i) 100,000,000 shares of Common Stock and 1,000,000 shares of preference stock of Globis to (ii) 100,000,000 ordinary shares and 1,000,000 preferred shares in New Forafric as a consequence of the Merger and Exchange.

At the Special Meeting, the Globis stockholders approved and adopted the Memorandum and Articles of Association in the form attached hereto as Exhibit 3.3, authorizing all other changes in connection with such adoption, including (1) changing the corporate name from “Globis NV Merger Corp.” to “Forafric Global PLC” (which will occur as part of the Redomiciliation and the subsequent re-registration of Globis Nevada as a Gibraltar public company limited by shares in connection with the Business Combination), (2) making New Forafric’s corporate existence perpetual, and (3) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Globis Board believes are necessary to adequately address the needs of New Forafric after the Business Combination.

The description of and the general effect of the Memorandum and Articles of Association upon the rights of holders of the Company’s capital stock are included in the proxy statement/prospectus under the section titled “Description of New Forafric Securities” beginning on page 156 of the proxy statement/prospectus is incorporated herein by reference.

Item 4.01 Changes in Registrant’s Certifying Accountant

On June 9, the Audit Committee of the Board of Directors of Globis dismissed Marcum LLP (“Marcum”), who served as Globis’ independent registered public accounting firm prior to the Business Combination, and approved the engagement of UHY LLP (“UHY”) as New Forafric’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2022. UHY had previously served as the independent registered public accounting firm for FAHL, which was acquired by New Forafric on June 9, 2022.

Marcum’s report on Globis’ financial statements as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from August 21, 2020 (inception) through December 31, 2020 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the period of Marcum’s engagement by the Company, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Marcum, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports covering such periods. In addition, no “reportable events,” as described in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Marcum’s engagement and subsequent interim period preceding Marcum’s dismissal.

During the period from August 21, 2020 (inception) through December 31, 2021, neither the Company nor anyone on its behalf consulted UHY regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Globis’ financial statements, and neither a written report was provided to the Company or oral advice was provided that UHY concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Marcum with a copy of the disclosures made pursuant to this Item 4.01 prior to the filing of this Current Report on Form 8-K and requested that Marcum furnish a letter addressed to the Securities and Exchange Commission, as required by Item 304(a)(3) of Regulation S-K, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures, and if not, stating the respects in which it does not agree.

Item 5.01 Changes in Control of the Registrant

The information set forth in the section entitled “Introductory Note” and in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference. The information set forth under in the section entitled “Proposal 3: The Business Combination Proposal” beginning on page 115 of the proxy statement/prospectus and “Introductory Note” and Item 2.01 in this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information set forth in the sections entitled “Directors and Executive Officers” and “Certain Relationships and Related Transactions” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

As previously disclosed at the Special Meeting, the stockholders of Globis considered and approved the Forafric 2022 Long Term Employee Share Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan was approved, subject to stockholder approval, by the board of directors on November 29, 2020. The Equity Incentive Plan became effective immediately upon the Closing.

A description of the Equity Incentive Plan is included in the proxy statement/prospectus in the section entitled “Proposal 4: The Equity Incentive Plan Proposal” beginning on page 115 of the proxy statement/prospectus, which is incorporated herein by reference. The foregoing description of the Equity Incentive Plan is qualified in its entirety by the full text of the Equity Incentive Plan, which is attached hereto as Exhibit 10.6 and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Business Combination, on June 9, 2022, the board approved and adopted a new Code of Ethics applicable to all employees, officers and directors of the Company. A copy of the Code of Ethics can reviewed by accessing New Forafric’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from the Company.

Item 5.06 Change in Shell Company Status

As a result of the Business Combination, which fulfilled the definition of a business combination as required by the Amended and Restated Certificate of Incorporation of Globis, as in effect immediately prior to the Closing, the Company ceased to be a shell company (as defined in Rule 12b-2 of the Exchange Act) as of the Closing. A description of the Business Combination and the terms of the Business Combination Agreement are included in the proxy statement/prospectus under the section entitled “Proposal 3: The Business Combination Proposal” beginning on page 115 of the proxy statement/prospectus and in the information set forth under “Introductory Note” and in the information set forth under Item 2.01 in this Current Report on Form 8-K, which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The audited consolidated financial statements of Forafric Agro Holdings Limited as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 are included in the proxy statement/prospectus beginning on page F-22, which are incorporated herein by reference.

The unaudited condensed consolidated financial statements of Forafric Agro Holdings Limited as of March 31, 2022 and for the three months ended March 31, 2022 and 2021 are set forth in Exhibit 99.1 hereto and are incorporated by reference herein.

(b) Pro Forma Financial Information

Unaudited pro forma condensed combined balance sheet as of December 31, 2021 and unaudited pro forma condensed combined statements of comprehensive loss for the year ended December 31, 2021 are included in the proxy statement/prospectus under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 127 of the proxy statement/prospectus, which are incorporated herein by reference

Unaudited pro forma condensed combined balance sheet as of March 31, 2022 and unaudited pro forma condensed combined statements of comprehensive loss for the three months ended March 31, 2022 are set forth in Exhibit 99.2 hereto and are incorporated by reference herein.

(d) Exhibits

Exhibit Number	Description
2.1†	Business Combination Agreement, entered into as of December 19, 2021, by and among Globis Acquisition Corp., Seller and FAHL (included as Annex A to the proxy statement/prospectus) (incorporated by reference to Exhibit 2.1 of Globis’ Form 8-K (File No. 001-39786), filed with the SEC on December 20, 2021).

2.2	Amendment No. 1 to Business Combination Agreement, entered into as of April 20, 2022, by and among Globis Acquisition Corp., Seller, FAHL and Globis NV Merger Corp (incorporated by reference to Exhibit 2.2 of Globis’ Form S-4/A (File No. 333-262126), filed with the SEC on April 20, 2022).

2.3	Amendment No. 2 to Purchase Agreement, dated June 8, 2022 (incorporated by reference to Exhibit 10.1 of Globis’ Form 8-K (File No. 001-39786), filed with the SEC on June 9, 2022)

3.1	Articles of Incorporation of Globis NV Merger Corp. (incorporated by reference to Exhibit 3.1 of Globis’ Form S-4/A (File No. 333-262126), filed with the SEC on February 15, 2022)

3.2	Bylaws of Globis NV Merger Corp. (incorporated by reference to Exhibit 3.2 of Globis’ Form S-4/A (File No. 333-262126), filed with the SEC on February 15, 2022)

3.3	Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 of Forafric Global PLC’s Form 8-A (File No. 001-41416), filed with the SEC on June 9, 2022).

4.1	Warrant Agreement, dated December 10, 2020, between Globis Acquisition Corp. and VStock Transfer, LLC. (incorporated by reference to Exhibit 4.1 of Globis’ Form 8-K (File No. 001-39786), filed with the SEC on December 15, 2020).

4.2	Warrant Assignment and Novation Agreement, dated as of June 9, 2022, by and between Globis NV Merger 2 Corp. and Forafric Global PLC (incorporated by reference to Exhibit 4.1 of Globis’ Form 8-K (File No. 001-39786), filed with the SEC on June 10, 2022).

10.1	Letter Agreement, dated December 10, 2020, among Globis Acquisition Corp., the Sponsors and each of the officers and directors of Globis Acquisition Corp. (incorporated by reference to Exhibit 10.1 of Globis’ Form 8-K (File No. 001-39786), filed with the SEC on December 15, 2020).

10.2	Registration Rights Agreement, dated December 10, 2020, between Globis Acquisition Corp. and the Sponsors (included as Annex H to this proxy statement/prospectus). (incorporated by reference to Exhibit 10.4 of Globis’ Form 8-K (File No. 001-39786 ), filed with the SEC on December 15, 2020).

10.3†	Subscription Agreement, dated December 31, 2021, by and between Globis Acquisition Corp. and the undersigned subscriber party thereto. (incorporated by reference to Exhibit 10.1 of Globis’ Form 8-K (File No. 001-39786 ), filed with the SEC on January 4, 2022).

10.4†	Bond Subscription Deed, dated as of December 31, 2021, by and among Forafric Agro Holdings Limited, Lighthouse Capital Limited and the Bond Investors (incorporated by reference to Exhibit 10.2 of Globis’ Form 8-K (File No. 001-39786 ), filed with the SEC on January 4, 2022).

10.5†	Amendment to Bond Subscription Deed, dated as of April 20, 2022, by and among Forafric Agro Holdings Limited, Lighthouse Capital Limited and the Bond Investors (incorporated by reference to Exhibit 10.10 of Globis’ Form S-4/A (File No. 333-262126), filed with the SEC on April 20, 2022).

10.6*	Forafric 2022 Long Term Employee Share Incentive Plan.

10.7††	Agreement, dated March 29, 2018, by and between Forafric Maroc and Millcorp Geneve (incorporated by reference to Exhibit 10.6 of Globis’ Form S-4/A (File No. 333-262126), filed with the SEC on February 15, 2022)

10.8	Summary of terms of loans owed by Forafric Agro Holdings Limited to Yariv Elbaz, Michael Elbaz, Lighthouse Settlement and Lighthouse Capital Limited (incorporated by reference to Exhibit 10.7 of Globis’ Form S-4/A (File No. 333-262126), filed with the SEC on April 20, 2022).

10.9	Lease Agreement, dated January 2, 2018, by and between Forafric Maroc and Darafric SARL AU for the rent of the headquarters of Forafric Maroc in Casablanca (incorporated by reference to Exhibit 10.8 of Globis’ Form S-4/A (File No. 333-262126), filed with the SEC on February 15, 2022)

10.10	Form of Forafric Global PLC Director Deed of Indemnity (incorporated by reference to Exhibit 10.9 of Globis’ Form S-4/A (File No. 333-262126), filed with the SEC on April 20, 2022).

16.1*	Letter from Marcum LLP to the Securities and Exchange Commission, dated June 15, 2022.

22.1*	List of Subsidiaries

99.1*	Unaudited condensed consolidated financial statements of Forafric Agro Holdings Limited as of March 31, 2022 and for the three months ended March 31, 2022 and 2021.

99.2*	Unaudited pro forma condensed combined balance sheet as of March 31, 2022 and unaudited pro forma condensed combined statements of comprehensive loss for the three months ended March 31, 2022 and the year ended December 31, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith
†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
††	Certain information has been excluded from the exhibit because it both (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2022	Forafric Global PLC

	By:	/s/ Paul Packer
	Name:	Paul Packer
	Title:	Director